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                                                                    Exhibit 11




                         ARI NETWORK SERVICES, INC.

                      COMPUTATION OF NET LOSS PER SHARE
                  Years ended July 31, 1997, 1996, and 1995
                               (In Thousands)



                                           1997         1996           1995
                                        --------------------------------------
Average shares outstanding                14,445       12,455         12,071
                                         =======      =======        =======
Net loss                                 $(3,275)     $(4,206)       $(4,339)
                                         =======      =======        =======

Net loss per share of common stock         $(.23)       $(.34)         $(.36)
                                         =======      =======        =======